UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

ACCESS MIDSTREAM PARTNERS, L.P.

(Exact name of Registrant as specified in its Charter)

Delaware	001-34831	80-0534394
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

525 Central Park Drive, Oklahoma City, Oklahoma	73105
(Address of principal executive offices)	(Zip Code)

(877) 413-1023

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Form of Restricted Phantom Unit Award Agreement

On June 30, 2014, the board of directors (the “Board”) of Access Midstream Partners GP, L.L.C. (the “General Partner”), the general partner of Access Midstream Partners, L.P. (the “Partnership”), approved a revised form of phantom unit award agreement (the “Award Agreement”) pursuant to which phantom units subject to certain vesting restrictions (“Restricted Phantom Units”) may be issued under the Access Midstream Long-Term Incentive Plan (as amended, the “LTIP”). Restricted Phantom Units are subject to all of the terms and conditions of the LTIP and the individual Award Agreements. Restricted Phantom Unit awards represent rights to receive common units of the Partnership upon vesting, as determined by the Board or the committee that administers the LTIP.

The Award Agreement sets forth the terms of grants of Restricted Phantom Units to certain participants under the LTIP, including the Partnership’s named executive officers. Each Restricted Phantom Unit granted under the Award Agreement will be granted in tandem with an accompanying distribution equivalent right, which will entitle the grantee to receive payments in an amount equal to any distributions made by the Partnership with respect to the Partnership’s common units underlying the Restricted Phantom Units. The Award Agreement contemplates that individual grants of Restricted Phantom Units will vest in installments based on the grantee’s continued employment with the General Partner, the Partnership or one of their respective affiliates through the vesting dates specified in the Award Agreement. In the event that the grantee incurs a “Qualifying Termination” (as defined in the Award Agreement) upon or within 12 months following a Change of Control (as defined in the LTIP), all outstanding unvested Restricted Phantom Units (and their accompanying distribution equivalent rights) will automatically vest in full upon such Qualifying Termination. In the event that the grantee’s employment with the General Partner, the Partnership or any of their respective affiliates terminates, any unvested Restricted Phantom Units (and their accompanying distribution equivalent rights), after taking into consideration any accelerated vesting that occurs in connection with such termination, if any, will be forfeited.

The foregoing description of the Award Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Award Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Retention Awards

In connection with the previously disclosed closing of the acquisition by The Williams Companies, Inc. of all of the interests in the Partnership and Access Midstream Ventures, L.L.C. formerly owned by certain entities affiliated with Global Infrastructure Investors II, the Board approved grants of Restricted Phantom Units under the LTIP to each of our named executive officers pursuant to Award Agreements with the General Partner (collectively, the “Retention Awards”). The Retention Awards were approved by the Board on June 30, 2014 with respect to John Seldenrust and Walter Bennett and on July 3, 2014 with respect to J. Michael Stice, Robert S. Purgason and David C. Shiels. The grant date of each Retention Award will be July 16, 2014.

The table below sets forth the grant date value of the Retention Awards that will be granted to the named executive officers on July 16, 2014.

Officer	Grant Date Value
J. Michael Stice (Chief Executive Officer)	$1,000,000
Robert S. Purgason (Chief Operating Officer)	$5,000,000
David C. Shiels (Chief Financial Officer)	$600,000
John D. Seldenrust (Senior Vice President – Eastern Operations)	$4,000,000
Walter Bennett (Senior Vice President – Western Operations)	$3,000,000

The number of Restricted Phantom Units that will be granted to each named executive officer will be determined by dividing the applicable grant date value set forth in the table above by the closing price of one common unit of the Partnership on the New York Stock Exchange on the date of grant, rounded down to the nearest whole unit.

The Restricted Phantom Units granted to each of the named executive officers will vest as follows:

•	50% of the Restricted Phantom Units granted to Messrs. Stice and Shiels will vest on each of the first and second anniversaries of the grant date;

•	25% of the Restricted Phantom Units granted to Mr. Purgason will vest on each of the second and third anniversaries of the grant date, and the remaining Restricted Phantom Units granted to Mr. Purgason will vest on the fourth anniversary of the grant date;

•	18.75% of the Restricted Phantom Units granted to Mr. Seldenrust will vest on each of the second and third anniversaries of the grant date, and the remaining Restricted Phantom Units granted to Mr. Seldenrust will vest on the fourth anniversary of the grant date; and

•	16.67% of the Restricted Phantom Units granted to Mr. Bennett will vest on each of the second and third anniversaries of the grant date, and the remaining Restricted Phantom Units granted to Mr. Bennett will vest on the fourth anniversary of the grant date.

Upon the occurrence of a “Qualifying Termination” (as defined in the Award Agreement) of the applicable named executive officer upon or within 12 months following a Change of Control (as defined in the LTIP), any remaining unvested Restricted Units granted to such named executive officer will vest in full.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Restricted Phantom Unit Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCESS MIDSTREAM PARTNERS, L.P.

By:	Access Midstream Partners GP, L.L.C., its general partner

By:	/s/ David C. Shiels
David C. Shiels
Chief Financial Officer

Dated: July 3, 2014

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

10.1	Form of Restricted Phantom Unit Award Agreement